Prospectus Supplement	Filed Pursuant to Rule 424(b)(5) Registration No. 333-111181
Dated January 24, 2005
(To Prospectus Dated December 23, 2003)

Common Stock

     We are offering up to 5,788,095 shares of our common stock.

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ARQL.” On January 24, 2005, the last reported sale price for our common stock was $5.61 per share.

     Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-5.

	Per Share	Total (1)
Public price	$5.250	$30,387,498.75
Placement agent fees	$.315	$1,823,249.93
Proceeds to the company, before expenses	$4.935	$28,564,248.82

(1) Assumes the sale of 5,788,095 shares in this offering.

     J.P. Morgan Securities Inc. has agreed to act as placement agent in connection with the offering and will use its best commercially practicable efforts to introduce us to investors. J.P. Morgan Securities Inc. has no commitment to buy any of the shares. The shares are being offered by us only to selected institutional investors. Certain investor funds received prior to the closing of the offering may be deposited into escrow with an escrow agent until the closing. See “Plan of Distribution” on page S-19 of this prospectus supplement for more information about these arrangements.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Table of Contents

Prospectus Supplement
About this Prospectus Supplement	S-1
ArQule, Inc.	S-2
Risk Factors	S-5
Use of Proceeds	S-18
Plan of Distribution	S-19
Legal Matters	S-20
Additional Information	S-20

Prospectus

About This Prospectus	1
Information About ArQule, Inc.	2
Risk Factors	3
Use of Proceeds	3
Plan of Distribution	3
Description of Common Stock	6
Description of Preferred Stock	7
Description of Warrants	8
Legal Matters	9
Experts	9
Incorporation of Certain Documents by Reference	9
Where You Can Find More Information	10

About this Prospectus Supplement

     We provide information to you about this offering in two separate documents:

•	a prospectus that provides general information, some of which may not be relevant to this offering, and

•	a prospectus supplement that provides the details of a specific offering.

     Generally, when we refer to this “prospectus,” we are referring to both documents. Additional information is incorporated by reference in the prospectus.

     If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely only on this prospectus supplement.

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus.

     We are offering to sell shares of our common stock and seeking offers only in jurisdictions where offers and sales are permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or the sale of any common stock.

ArQule, Inc.

Overview

     ArQule is a biotechnology company. Our primary focus is research and development in the field of cancer therapeutics. Our mission is to commercialize broadly effective cancer drugs with reduced toxicities compared to conventional cancer chemotherapeutics. Our cancer therapies are based on our innovative and proprietary Activated Checkpoint TherapySM (ACTSM) platform, a unique molecular biology approach that incorporates automated chemical synthesis and intelligent drug design.

     We also apply our expertise in the design, production and evaluation of chemical compounds in our chemistry services business. Since 1993, we have provided high-quality library design and compound production to pharmaceutical collaborators. We assist our collaborators with their development programs by, for example, synthesizing potential drug candidates, assessing their suitability and selecting the most promising — all by means of high throughput, automated chemistry.

ACTSM

     The ACTSM platform is designed to produce small molecule compounds that selectively kill cancer cells while leaving normal cells unharmed. This approach is a key concept in ArQule’s approach to drug development. We believe drugs based on ACTSM technologies will restore or reactivate cellular checkpoint functions that are lost in cancer cells. A cellular checkpoint is akin to a proofreading mechanism. It is a component in a cell’s natural defense mechanism that ensures genomic integrity during the phases of the cellular replication cycle. Depressed or defective checkpoint function is a hallmark of cancer cells. In the normal cell cycle, checkpoints allow cells to repair DNA damage or cause them to undergo apoptosis (programmed cell death).

     Cancer cells have multiple abnormalities including genetic (DNA) damage. They are able to survive and proliferate because key checkpoints and apoptotic pathways are disabled as the cancer develops. Conventional chemotherapy seeks to kill cancer cells by creating further damage to DNA sufficient to prevent cell replication. A well-known side effect of this approach is that normal cells are indiscriminately damaged, creating toxicity to patients and limiting the cancer cell killing activity of conventional chemotherapy.

     As noted above, drugs based on ACTSM compounds are intended to restore or reactivate the mechanisms by which cells respond to genetic damage. Unlike conventional chemotherapy, ACTSM compounds are designed to eliminate the need to create further damage to cells, instead directly affecting cancer cell checkpoints which are natural cellular defenses. We expect that the result will be a class of drugs less toxic and more effective across multiple cancer types than traditional chemotherapeutics.

E2F Modulation

     ARQ 501 is the most advanced drug candidate of our E2F modulation program, which we are developing in partnership with Roche. ARQ 501 is aimed at causing rapid and sustained elevation in the checkpoint regulatory protein E2F1. Based on preclinical findings, we believe that ARQ 501 has the potential for improved activity and reduced toxicity over other molecular approaches and traditional cancer chemotherapy. In preclinical studies, ARQ 501 activated E2F-mediated checkpoints leading to selective cell death of cancer cells. The compound has demonstrated anti-cancer activity in mice when applied as both a single agent and in combination with chemotherapy. In contrast to its selectivity for tumor cells over normal cells, ARQ 501 is active against tumor cells with a broad range of genetic defects. We believe this is particularly advantageous for treatment of solid tumors, where individual tumor masses are comprised of highly heterogeneous cancer cells.

     ARQ 501 entered Phase 1 clinical development in September 2003 as a monotherapy for cancer patients with solid tumors. The study was designed to determine the maximum tolerated dose, pharmacokinetic properties and clinical tolerability of the drug when given intravenously to patients with refractory advanced solid tumors. The study continues to enroll patients. The drug has been well tolerated and dose escalation will continue in order to identify the maximum tolerated dose.

     In December 2004, we enrolled our first patient in a Phase 1b combination trial of ARQ 501 and Taxotere (docetaxol), one of the most common chemotherapeutic agents used against a wide range of solid tumors. This is an open label dose escalation study that is being conducted at a single site in the United States. We are enrolling patients with various forms of advanced solid tumors, some of whom may have previously received Taxotere. This trial was initiated because of the synergistic effect that was observed in animal studies of the combination of ARQ 501 and Taxol.

     We plan to explore ARQ 501 in combination with gemcitabine, in a new phase 1b/2 clinical study for patients with advanced solid tumors, which we expect to commence in January 2005. In 2005, we also intend to initiate a monotherapy study of ARQ 501 in hematologic (bloodstream) tumors.

     These are the first human trials to explore the use of ARQ 501 in combination with conventional chemotherapy agents. We hope that the combinations of ARQ 501 with Taxotere and with Gemzar will show the same strong synergistic therapeutic effects in humans that they demonstrated in mouse models with xenografted human cancers. Planning is underway for additional related studies to begin in 2005.

     Additionally, part of our E2F targeted oncology program is pre-clinical development of a second generation, orally available product.

Other Preclinical Programs

     Also in the pre-clinical development stage is our program targeted at certain cancer survival proteins. This program, in contrast to the E2F program, is designed to modulate survival mechanisms acquired in the evolution of cancer cells and thereby to induce selectively apoptotic cancer cell death. We have discovered a series of proprietary small molecular weight compounds related to cancer survival protein modulation. Our lead compound in this program has proved highly effective in killing a variety of human cancer cells in cell cultures and has also demonstrated potent anti-tumor activity against human cancer in mice. Work is underway to advance this series of compounds to select a clinical candidate.

     We recently announced the discovery of a proprietary series of potent orally active inhibitors of RAF kinases with anti-tumor activity in animal models. This program includes a series of compounds which inhibit both B-RAF and c-RAF kinases in the nanomolar range. RAS/RAF pathway mutations underlie upwards of 30% of all human cancers and B-RAF mutations have been implicated in nearly 70% of human melanomas as well as lower percentages of other cancers. Recent clinical experience in the public domain supports the potential of novel therapeutics acting on this pathway.

     Additional ACTSM research programs are in varying stages of preclinical discovery and development. We have made a strong commitment to basic research and the programs in our drug pipeline are the direct result of our internal discovery efforts. Roche does not hold an option to any of the programs described under the heading “Other Preclinical Programs.”

Personnel and Properties

     We now employ approximately 300 people, including 220 research scientists located at two sites in Massachusetts: Woburn (headquarters, discovery and development) and Norwood (target identification and validation). Our principal executive offices are located at 19 Presidential Way, Woburn, MA 01801, where the phone number is 781-994-0300.

Risk Factors

     You should carefully consider the following specific risks set forth below before making an investment decision. An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry affected by numerous uncertain factors. The risks and uncertainties described in this prospectus supplement are not the only ones we face. Others that we are unaware of or that we do not consider material at this time may impair our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information contained in the accompanying prospectus or incorporated therein by reference, including our consolidated financial statements and the notes to those statements. See also “Special Note Regarding Forward-Looking Statements” in the table of contents of the accompanying prospectus.

RISKS RELATING TO OUR BUSINESS AND STRATEGY

Development of our products is at an early stage and is uncertain and our approach and technology may never result in a commercial drug.

     The discovery and development of drugs is inherently risky and involves a high rate of failure. Discovering and developing commercial drugs is relatively new to us.

     Our proposed drug products and drug research programs are in early stages and require significant, time-consuming and costly research and development, testing and regulatory approvals. We do not expect that these product candidates will be commercially available for several years, if ever. We have never identified a drug candidate that has been developed into a commercial drug using our technology platform. It is uncertain whether our technology platform will produce a commercial drug at all, or whether it will do so competitively.

We must show the safety and efficacy of our product candidates through expensive, time consuming, preclinical and clinical trials, the results of which are uncertain, governed by exacting regulations.

     Our product candidates are in early clinical or preclinical stages of development. Although several of our product candidates have demonstrated some favorable pharmacological effects in preclinical studies, they may not prove to be effective or even sufficiently effective in humans. We will need to conduct extensive further testing of all of our product candidates, expend significant additional resources and possibly partner with another company (as we have done with Roche for ARQ 501) to realize commercial value from any of our product candidates.

     Before obtaining regulatory approvals for the commercial sale of our products, we must demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication. This testing is expensive and time-consuming, and failure can occur at any stage. Acceptable results from initial preclinical studies and clinical trials of products under development are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical studies and clinical testing in humans. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or result in marketable products. The failure to adequately demonstrate the safety and efficacy of a product under development will delay and could prevent its regulatory approval.

     A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

     Though it is our stated strategy to pursue clinical development to take advantage of available accelerated regulatory approval processes, there is no guarantee that our product candidates will show the evidence predictive of clinical benefit necessary to qualify for such regulatory treatment.

     Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential appropriate patients for testing are limited in number and may be difficult to recruit. The failure of any clinical trials to meet applicable regulatory standards or the standards of the relevant local Institutional Review Boards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates. Any such delays will increase our product development costs, with the possibility that we could run out of funding. Consequently, if such delays are significant they could negatively affect our financial results and the commercial prospects for our products.

We have limited capabilities in clinical development of drug candidates.

     We are dependent on third-party providers of preclinical and clinical development services, including GLP synthesis and testing. For example, we do not have sufficient facilities for all of the pre-clinical testing of candidate drugs in animals which must be undertaken in order to advance to clinical testing in humans. Also, pre-clinical and clinical testing require the manufacture of amounts of drugs which manufacture exceeds the designed capacity of our facilities. Furthermore, our facilities do not meet the requirements of the Food & Drug Administration’s current Good Manufacturing Practices (cGMP). If we choose to perform such studies ourselves or scale up our production capabilities and qualify them under cGMP, we will be required to incur significant costs and devote significant efforts to establish our own development facilities and capabilities. If we are unable to reach agreement with third-party service providers on acceptable terms, or to establish our own development facilities, ArQule’s preclinical and clinical development of products will be delayed and our financial results will be adversely affected.

We may face challenges in realizing the benefits of the Cyclis acquisition, and future acquisitions.

     Having acquired Cyclis Pharmaceuticals, Inc. on September 8, 2003, we have been operating the Cyclis business for only sixteen months. This has been a complex process of integrating the former Cyclis operations and personnel, including the ARQ 501 program, and the Cyclis molecular biology expertise into our existing operations. It is too early to be certain that the integration has been successful or that we will achieve the anticipated benefits of the merger. There may be unexpected delays or we may be unable to successfully develop the Cyclis business and technology over the long term. As noted below, we also may effect additional acquisitions, which could pose similar, or greater, risks than the Cyclis acquisition. There is also the risk that we may have greater difficulty integrating more than one acquisition at the same time.

If we choose to acquire complementary businesses, products or technologies instead of developing them ourselves, we may be unable to complete these acquisitions, to integrate successfully an acquired business or technology in a cost-effective and non-disruptive manner or to complete commercialization of an acquired product.

     From time to time, we may choose to acquire complementary businesses, products, or technologies instead of developing them ourselves. We do not know if we will be able to complete any particular acquisitions, or whether we will be able to successfully integrate the acquired business, operate it profitably or retain its key employees. Integrating any business, product or technology we acquire could be expensive and time-consuming, disrupt our ongoing business and distract company management. In addition, in order to finance any acquisition, we might need to raise additional funds through public or private equity or debt financings. In that event, we could be forced to obtain financing on less than favorable terms. In the case of equity financing, that may result in dilution to our stockholders. In addition, under certain circumstances, amortization of assets or charges resulting from the costs of acquisitions could harm our business and operating results.

We may not be able to find collaborators or successfully form collaborations in furtherance of our drug development efforts.

     As we did in regard to ARQ 501, we plan to seek collaborators for our future drug development efforts. We would like to enter into these collaborations to obtain external financing for drug development and to obtain access to commercialization expertise. The availability of partners depends on the willingness of pharmaceutical companies to collaborate in drug discovery activities. There are only a limited number of pharmaceutical companies that would fit our requirements. The number could decline further through consolidation or the number of collaborators with interest in our drugs could decline. If the number of our potential collaborators declines further, collaborators may be able to negotiate terms unfavorable to us.

     We face significant competition in seeking collaborators, both from other biotechnology companies and from the internal capabilities and compound pipelines of the pharmaceutical companies themselves. This competition is particularly intense in the oncology field. Our ability to interest such companies in forming co-development and commercialization arrangements with us will be influenced by, among other things:

•	the compatibility of technologies;

•	the potential partner’s acceptance of our approach to drug discovery;

•	the quality and commercial potential of any drug candidate we may succeed in developing; and

•	our ability, and collaborators’ perceptions of our ability, to achieve intended results in a timely fashion, with acceptable quality and cost.

     Even if we are able to gain the interest of potential drug development partners, the negotiation, documentation and implementation of collaborative arrangements are complex and time-consuming. Collaborative opportunities may not be available on commercially acceptable terms and, if formed, may not be commercially successful or, if successful, may not realize sufficient return for us. If we are unable to form collaborations, we may not gain access to the financial resources and industry expertise necessary to develop drug products or successfully market any products we develop on our own and, therefore, be unable to generate revenue from pharmaceutical products.

Our success depends on the efforts of our collaborators, whom we do not and cannot control.

     If we are able to enter into collaborations for the development and commercialization of our drug candidates, we will depend on our partners to develop and commercialize our drug candidates. Similarly, we depend on parties to whom we have provided compounds through chemistry services collaborations to develop and commercialize those compounds. Each of our current chemistry services collaborators has, and we expect that each future collaborator will have, significant discretion in determining the efforts and resources that it will apply to the development and commercialization of compounds and drug candidates covered by its collaboration with us.

     Any of our current or future collaboration partners may fail to develop or commercialize a compound or product to which they have obtained rights from us for a variety of reasons, including that our partner:

•	decides not to devote the necessary resources because of internal constraints or other priorities, or because of a merger with another pharmaceutical company changes the partner’s priorities;

•	decides to pursue a competitive potential drug or compound developed outside of our collaboration;

•	cannot obtain necessary regulatory approvals; or

•	exercises a right to terminate our collaboration, or renegotiating the collaboration to a scaled-down version.

We may not receive any milestone, royalty or license payments under our current or any future collaborations.

     Although we have received license and milestone fees to date under our chemistry services collaborations, we may never receive any royalty payments or additional license and milestone fees under such agreements. Likewise, even if we are able to enter into collaboration agreements relating to our drug candidates, we may never receive any milestone, royalty or license payments under such future agreements.

     Our receipt of any future milestone, royalty or license payments depends on many factors, including whether our collaborators want or are able to continue to pursue a potential drug candidate and the ultimate commercial success of the drug. Development and commercialization of potential drug candidates depends not only on the achievement of objectives by us and our collaborators, but also on each collaborator’s financial, competitive, marketing, internal R&D and strategic considerations and regulation in the United States and other countries. Pharmaceutical products our collaborators develop will require lengthy and costly testing in animals and humans and regulatory approval by governmental agencies prior to commercialization. These agencies may not approve the products for commercialization despite the substantial time and resources required to seek approvals and comply with appropriate statutes and regulations. If unforeseen complications arise in the development or commercialization of the potential drug candidates by our collaborators, we may not realize milestone, royalty or license payments.

We face competition from competitors with greater resources.

     Even if we are successful in bringing a product to market, we face substantial competitive challenges in effectively marketing and distributing our products. Many other companies and research institutions are developing products within the field of oncology, including large pharmaceutical companies with much greater financial resources and more experience in developing products, running clinical trials, obtaining FDA approval and bringing new drugs to market. We are in a rapidly evolving field of research. Consequently, our technology may be rendered non-competitive or obsolete by approaches and methodologies discovered by others, both before and after we have gone to market with our product. We also face competition from existing therapies that are currently accepted in the marketplace and the impact of adverse events in our field that may affect regulatory approval or public perception.

We may not be able to recruit and retain the scientists and management we need to compete.

     To succeed, we must attract, retain and motivate highly skilled scientists and management. We compete intensely with pharmaceutical and biotechnology companies (including our collaborators), medicinal chemistry outsourcing companies, contract research companies, and academic and research institutions to recruit scientists and management. If we cannot hire additional qualified personnel, the workload may increase for both existing and new personnel. The shortage of personnel with experience in drug development could lead to increased recruiting, relocation and compensation costs which may exceed our expectations and resources. These increased costs also may reduce our profit margins and make hiring new scientists impractical.

We may not be able to balance successfully our primary focus of drug development with the needs of our chemical technologies operation.

     While we concentrate on drug development, there is a risk that we will pay less attention to our original, ongoing business. Furthermore, customers, potential collaborators and others may not accept our shift in strategy. Also, we may not implement the shift effectively, which may undermine our results even if the strategy, technology and management team work together effectively.

We may be exposed to potential liability related to the development, testing or manufacturing of compounds we develop.

     We develop, test and manufacture the precursors to drugs generally intended for use in humans. If our drug discovery activities result in clinical trials, or the manufacture and sale of drugs, we could be liable if persons are injured or die while using these drugs. We may have to pay substantial damages and/or incur legal costs to defend claims resulting from injury or death, and we may not receive expected royalty or milestone payments if commercialization of a drug is limited or ended as a result of such claims. We have product liability insurance that contains customary exclusions and provides coverage per occurrence at levels, in the aggregate, which we believe are customary and commercially reasonable in our industry given the stage we have achieved in drug commercialization. However, our product liability insurance does not cover every type of product liability claim that we may face or loss we may incur and may not adequately compensate us for the entire amount of covered claims or losses or for the harm to our business reputation. Also, we may be unable to maintain our current insurance policies or obtain and maintain necessary additional coverage at acceptable costs or at all.

RISKS RELATED TO OUR FINANCIAL CONDITION

We may not achieve profitability.

     From our inception in 1993 through September 30, 2004, we have incurred cumulative losses of approximately $188 million. These losses have resulted principally from the costs of our research activities and enhancements to our technology. We have derived our revenue primarily from:

•	license and technology transfer fees for access to our chemical synthesis and production platforms such as transfer of our AMAP technology to Pfizer;

•	payments for deliveries of synthetic chemical compounds;

•	research and development funding under our agreements with our collaboration partners; and

•	to a limited extent, milestone payments.

     To date, these revenues have generated profits only in 1997 and 2000 and our revenue from our chemistry services collaborators is expected to decline in 2005. We have not realized any revenue from royalties from the sale by any of our collaboration partners of a commercial product developed using our technology. We might never become profitable on a sustained basis.

Our revenue from chemistry technologies collaborations is uncertain and not diversified.

     Our ability to generate revenue from chemistry services collaborations typically involves significant technical evaluation and/or commitment of capital by our collaborators and is subject to a number of significant risks, including collaborators’ budgetary constraints and internal acceptance reviews.

     To maintain our current relationships with chemistry services collaborators and to meet the performance and delivery requirements in our contracts, we must provide drug discovery capabilities and chemistry technology products and services at appropriate levels, with acceptable quality and at acceptable cost. Our ability to deliver the drug discovery capabilities, products and services we want to offer to our collaborators is limited by many factors, including the difficulty of the chemistry, the lack of predictability in the scientific process and the shortage of qualified scientific personnel. In particular, a large portion of our revenue depends on producing collections of high-quality chemical compounds, at a high rate of production. If we are unable to maintain the rate of compound synthesis necessary to meet our existing or future contractual commitments, it may result in delayed or lost revenue, loss of collaborations and/or failure to expand our existing relationships. In addition, competition from providers in India, Eastern Europe and other lower cost jurisdictions puts and will likely increasingly put pressure on pricing and on our ability to achieve an acceptable margin from this business.

     Also, at present we depend largely on chemistry services collaboration arrangements for our revenue and cannot be sure whether our collaborations will succeed or whether we will realize much of the potential revenue from our collaborations. In addition, 22% of our revenue in 2004 was generated from our Pfizer collaboration which Pfizer may terminate beginning in December 2005 for any reason. Significant portions of the revenue from milestones and royalties that we may receive under these collaborations will depend upon our ability and/or our partners’ ability to successfully develop, license, introduce, market and sell new drugs developed using our chemical compounds and/or proprietary technology. We have little control over the efforts of our partners. We may not be able to achieve these milestones and may not be able to develop commercial drugs or other products on which royalties will be payable.

     Products developed in collaborations will result in commercialized drugs generating royalties only after, among other things:

•	significant preclinical and clinical development efforts and expenditures;

•	regulatory approvals;

•	development of manufacturing capabilities; and

•	successful marketing.

Our operating results will continue to fluctuate significantly.

     Some of our chemistry services collaborators can influence when we deliver products and perform services under their contracts with us. This could cause our operating results to fluctuate significantly. In addition, we expect to continue to experience significant fluctuations in operating results due to factors such as general and industry specific economic conditions that may affect the research and development expenditures of pharmaceutical and biotechnology companies, as well as the timing of compound shipments to our collaborators.

     Our collaboration agreements require that covered products or compounds reach significant developmental stages in the drug discovery process before we will receive milestone payments. If these milestones are not achieved as expected, our revenue will be delayed and/or reduced. For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other milestones, such as the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. These estimates are based on a variety of assumptions. The actual timing of these milestones can vary compared to our estimates, in many cases for reasons beyond our control.

     Revenue is recognized in accordance with generally accepted accounting principles (“GAAP”), which require us to expense certain costs as incurred and defer the related revenue over the life of the contract. This makes gross margin fluctuate up and down as revenue is not matched with the associated costs. See significant accounting policies in Note 2 to Item 8, the Consolidated Financial Statements in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.

     We thus believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some periods may not meet the expectations of stock market analysts and investors, causing our stock price to decline.

We may not be able to fund our operations.

     Although we believe that we have sufficient funding in the near term, we will at some point need to obtain additional financing. Such financing could come from the proceeds of public or private debt or equity financings or corporate partnerships. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. If we raise additional capital through the sale of equity, or securities convertible into equity, each shareholder’s proportionate ownership in ArQule may be diluted.

     If we cannot obtain additional financing, we could be forced to delay or scale back our research and development programs. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaboration partners or others that may require that we relinquish rights to certain technologies, product candidates, products or potential markets.

     In particular, our plans for clinical development of drug candidates will cause us to incur significant costs. If we are successful in our drug development efforts, we may be involved in multiple clinical trials with cumulative costs escalating greatly over time.

     We believe that our cash, cash equivalents and short-term investment securities balances as of December 31, 2004 will be sufficient to meet our operating and capital requirements for the next two to three years. We have based this estimate on assumptions and estimates that may prove to be wrong. Even if our estimates are correct, we may need or choose to obtain additional financing during that time.

RISKS RELATED TO INTELLECTUAL PROPERTY

Our patents and other proprietary rights may fail to protect our business.

     To be successful and compete, we must obtain and protect patents on our products and technology and protect our trade secrets. Where appropriate, we seek patent protection for certain aspects of our technology, but patent protection may not be available for some of the compounds and drugs, and their use, synthesis, formulations and technologies we are developing. The patent position of biotechnology firms is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under many biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

     We do not know whether our patent applications will result in issued patents. For example, we may not have developed a method for treating a disease before others have developed similar methods. In addition, the receipt of a patent might not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe our patent. We cannot be certain that we will receive any additional patents, that the claims of our patents will offer significant protection of our technology, or that our patents will not be challenged, narrowed, invalidated or circumvented.

     Competitors may interfere with our patent protection in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing their patents and that therefore we cannot practice our technology as claimed under our patents. Competitors may also contest our patents by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our issued patents are not valid for a number of reasons. If a court agrees, we would lose that patent. As a company, we have no meaningful experience with competitors interfering with our patents or patent applications.

     To protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement lawsuits or interference proceedings. Such litigation can be expensive, take significant time and divert management’s attention from other business concerns, which could increase our research and development expense and delay our product programs. Litigation that we initiate may provoke third parties to assert claims against us.

     It is also unclear whether our trade secrets will prove to be adequately protected. To protect our trade secrets, we require our employees, consultants and advisors to execute confidentiality agreements. We cannot guarantee, however, that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. Our employees, consultants or advisors may unintentionally or willfully disclose our information to competitors. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors had or have previous employment or consulting relationships. Like patent litigation, enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing than our federal and state courts to protect trade secrets. Furthermore, others may independently develop substantially equivalent knowledge, methods and know-how.

     If we must spend significant additional time and money protecting our patents and trade secrets, we will have fewer resources to devote to the development of our technologies, and our business and financial prospects may be harmed.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others.

     There are many patents in our field of technology and we cannot guarantee that we do not infringe those patents or that we will not infringe patents granted in the future. If a patent holder believes a product of ours infringes its patent, the patent holder may sue us even if we have received patent protection for our technology. Intellectual property litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time-consuming and could divert management attention and resources away from our business. If we do not prevail in litigation, we may have to pay substantial damages for past infringement.

     Also, if we lose, the court may prohibit us from selling or licensing the product that infringes the patent unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, it may not be available on acceptable terms. For example, we might have to pay substantial royalties or grant cross-licenses to its patents. In addition, some licenses may be nonexclusive and, accordingly, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license, we could encounter delays in product development while we attempt to design around other patents or we could even be prohibited from developing, manufacturing or selling products requiring these licenses. If we are unable to cost-effectively redesign our products so they do not infringe a patent, we may be unable to sell some of our products. Any of these occurrences will result in lost revenues and profits for us.

Our collaborators may restrict our use of scientific information.

     We may not be able to acquire any rights to technology or products derived from our collaborations. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties.

     The success of our strategy depends, in part, on our ability to apply a growing base of knowledge, technology and data across all of our internal projects and our collaborations. Some of this data has been and will continue to be generated from our work with collaborators. Although we believe that certain of this information is not proprietary to our collaborators, our collaborators may disagree and may succeed in preventing us from using some or all of this information and/or technology ourselves or with others. Without the ability to use this information freely, we may be limited in our ability to improve the efficiency of our drug discovery and development process.

RISKS RELATED TO REGULATION

We may not obtain regulatory approval for the sale and manufacture of drug products.

     The development and commercialization of drug candidates in the United States, including those drug candidates we develop alone or in collaboration with our partners, are subject to regulation by U.S. regulatory authorities. Pharmaceutical products require lengthy and costly testing in animals and humans and regulatory approval by the appropriate governmental agencies prior to commercialization. Regulatory authorities may suspend clinical trials at any time if they believe that the subjects participating in the trials are being exposed to unacceptable risks or if an agency finds deficiencies in the conduct of the trials or other problems with our product under development. Approval of a drug candidate as safe and effective for use in humans is never certain and these agencies may delay or deny approval of the products for commercialization. Changes in regulatory policy during the period of regulatory review may result in unforeseen delays or denial of approval. Similar regulations, delays, denials and other risks may be encountered in foreign countries.

     As a company, ArQule has never obtained regulatory approval to manufacture and sell a drug. If we and/or our collaborators develop a drug candidate and cannot obtain this approval, we may not realize milestone or royalty payments based on commercialization goals for such drug candidate. Even if regulatory approval is obtained, regulatory authorities may require additional clinical studies after sales of a drug have begun. In addition, the identification of certain side effects after a drug is on the market may result in the subsequent withdrawal of approval, reformulation of the drug, additional preclinical and clinical trials, changes in labeling, recalls, warnings to physicians or the public, and negative publicity.

     Any of these events could delay or prevent us from generating revenue from the commercialization of any drug candidates we develop or help to develop.

We have only limited experience in regulatory affairs, and some of our products may be based on new technologies; these factors may affect our ability or the time we require to obtain necessary regulatory approvals.

     As we have only recently initiated clinical trials for our first product candidate, we have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals. Moreover, certain of the products that are likely to result from our research and development programs may be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. The regulatory requirements governing these types of products may be more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with any products that we develop based on these new technologies or new therapeutic approaches.

RISKS RELATING TO PRODUCT MANUFACTURING

If our use of chemical and hazardous materials violates applicable laws or causes personal injury, we may be liable for damages.

     Our drug discovery activities, including the analysis and synthesis of chemical compounds, involve the controlled use of chemicals, including flammable, combustible, toxic and radioactive materials that are potentially hazardous if misused. Federal, state and local laws and regulations govern our use, storage, handling and disposal of these materials. These laws and regulations include the Resource Conservation and Recovery Act, the Occupational Safety and

Health Act and local fire and building codes, and regulations promulgated by the Department of Transportation, the Drug Enforcement Agency, the Department of Energy, the Department of Health and Human Services, and the laws of Massachusetts, where we conduct our operations. We may incur significant costs to comply with these laws and regulations in the future. Notwithstanding our extensive safety procedures for handling and disposing of such materials, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, our business could be disrupted and we could be liable for damages, and any such liability could exceed our resources and have a negative impact on our financial condition and results of operations.

Because we have limited manufacturing capabilities, if we decide to outsource the manufacturing of chemical compounds, or initiate a drug manufacturing strategy, we will be dependent on third-party manufacturers or will be required to incur significant costs and devote significant efforts to establish our own manufacturing facilities and capabilities.

     We have limited experience with the FDA’s good manufacturing practices and no commercial scale manufacturing capabilities. If we expand beyond our current manufacturing activities, or apply for regulatory approvals to commercialize products and services, we will need to develop, or otherwise obtain, the necessary manufacturing capabilities.

     There are a limited number of manufacturers that operate under the FDA’s good manufacturing practices regulations capable of manufacturing our products. As a result, we may experience difficulty finding manufacturers for our products with adequate capacity for future needs. If we are unable to arrange for outsourced manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

     Reliance on an outsourced manufacturer entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the manufacturer for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the manufacturer, based on the manufacturer’s own business priorities, at a time that is costly or inconvenient for us.

     We may in the future elect to manufacture certain of our products in our own manufacturing facilities. We would need to invest substantial additional funds and recruit qualified personnel in order to build or lease and operate any such manufacturing facilities.

Use of Proceeds

     We estimate that the net proceeds we will receive from this common stock offering will be up to approximately $28,564,248 after deducting the placement agent fees payable by us. We intend to use the net proceeds, after deducting offering expenses, for:

• ongoing research and development activities, including process development and the conduct of preclinical and clinical trials for our proprietary small molecule cancer drugs;

• further renovations of our facilities to accommodate our growth and research and development activities;

• capital expenditures;

• potential acquisitions; and

• general working capital.

     The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the status of our drug development efforts, regulatory approvals, competition, marketing and sales activities and the market acceptance of any cancer drugs introduced by us. Should we determine to employ cash resources for the acquisition of complementary businesses, products, or technologies, the amounts available for the purposes cited above may be significantly reduced. Although we evaluate potential acquisitions in the ordinary course of business, we have no specific understandings, commitments, or arrangements with respect to any acquisition.

     Until we use the net proceeds of this offering for the above purposes, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.

Plan of Distribution

     J.P. Morgan Securities Inc. has entered into a placement agent agreement with us. Pursuant to the placement agent agreement, J.P. Morgan Securities Inc. has agreed to act as placement agent in connection with this offering. J.P. Morgan Securities Inc. is using its best commercially practicable efforts to introduce us to investors who will purchase the shares. J.P. Morgan Securities Inc. does not have any obligation to buy any of the shares from us or to arrange the purchase or sale of any specific number or dollar amount of the shares.

     We may enter into subscription agreements with investors for the purchase of shares in this offering.

     Certain investor funds may be deposited into an escrow account set up at JPMorgan Chase Bank. JPMorgan Chase Bank will not accept any investor funds until the date of this prospectus supplement. Before the closing date, JPMorgan Chase Bank will notify J.P. Morgan Securities Inc. when funds to pay for the shares have been received. We will deposit the shares with the Depository Trust Company upon receiving notice from J.P. Morgan Securities Inc. that funds to pay for the shares have been received. At the closing, Depository Trust Company will credit the shares to the respective accounts of the investors. If the conditions to this offering are not satisfied or waived, then all investor funds that were deposited into escrow will be returned promptly to investors and this offering will terminate.

     Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of the shares of common stock will take place on or about January 28, 2005. Investors will also be informed of the date on which they must transmit the purchase price into the designated accounts.

     We have agreed to indemnify J.P. Morgan Securities Inc. and certain other persons against certain liabilities under the Securities Act. We have also agreed under certain circumstances to contribute to payments J.P. Morgan Securities Inc. may be required to make in respect of such liabilities. J.P. Morgan Securities Inc. has informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with the offering.

     We, along with our executive officers and directors, have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering as set forth in the placement agent agreement.

     We have agreed to pay J.P. Morgan Securities Inc. an aggregate fee equal to 6.00% of the proceeds of this offering. The table on the first page of this Prospectus Supplement shows the per share and total commissions we will pay to J.P. Morgan Securities Inc., assuming the sale of all of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

This is a brief summary of the material provisions of the placement agent agreement and the subscription agreements and does not purport to be a complete statement of their terms and conditions. The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission prior to the consummation of this offering. See “Additional Information” of the accompanying prospectus.

     The transfer agent for our common stock is American Stock Transfer & Trust Company.

Legal Matters

     The validity of the shares of common stock we are offering has been passed upon for us by Arnold & Porter LLP, Washington D.C. Certain legal matters in connection with this offering will be passed upon for the placement agent by Dechert LLP, Philadelphia, Pennsylvania.

Additional Information

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by requesting them in writing, by email or by telephone at the following address:

Lori Mahon
Investor Relations
ArQule, Inc.
19 Presidential Way
Woburn, MA 01801
(781) 994-0300
lmahon@arqule.com

Prospectus

Up to $50,000,000 of Our
Common Stock
Preferred Stock
Warrants

     We may offer from time to time up to $50,000,000 in total of (a) shares of our common stock, (b) shares of our preferred stock, (c) warrants to purchase shares of common stock or preferred stock, or (d) any combination of our common stock, preferred stock or warrants. We may offer the common stock, preferred stock and warrants (collectively, the “securities”) separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a “prospectus supplement”). When we decide to issue securities, we will provide you with the specific terms and the public offering price of the securities in prospectus supplements. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ARQL.” On December 12, 2003, the last reported sale price for our common stock was $4.61 per share.

     Our principal executive offices are located at 19 Presidential Way, Woburn, Massachusetts 01801 and our telephone number is (781) 994-0300.

     An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for information regarding certain material factors that you should consider in connection with an investment in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2003

Special Note Regarding
Forward-Looking Statements

     This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not descriptions of historical facts are forward-looking statements, based on management’s estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” or “anticipates” or similar terminology.

     Actual results may differ materially from those projected in the forward-looking statements or from historical performance due to numerous risks and uncertainties that exist in our operations, development efforts and the business environment, including without limitation: the ability to transition successfully from chemistry services to drug discovery, to satisfy milestones, and to deliver compounds such as ARQ 501 to corporate collaborators; the ability to design small molecules that possess drug-like characteristics; the progress of product research and development activities and projected expenditures; the ability to advance compounds through preclinical and clinical trials; the ability to enter into future collaborations with pharmaceutical and biotechnology companies; and difficulties and costs associated with the integration of acquired businesses and the risks and uncertainties described this document and the applicable prospectus supplement. The forward-looking statements contained herein represent our judgment as of the date of this prospectus. We disclaim any intent or obligation to update any forward-looking statement except to the extent required by law.

i

About this Prospectus

     This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may from time to time offer up to $50,000,000 in total of (a) shares of common stock, $0.01 par value per share, (b) shares of preferred stock, $0.01 par value per share, in one or more series, (c) warrants to purchase shares of common stock or preferred stock or (d) any combination of our common stock, preferred stock or warrants, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. The common stock, preferred stock and warrants are collectively referred to in this prospectus as “securities.” The securities offered pursuant to this prospectus may be one or more series of issuances and the total offering price of the securities will not exceed $50,000,000 (or its equivalent based on the applicable exchange rate at the time of the sale in one or more foreign currencies, currency units or composite currencies that we may designate).

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

     The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC public reference room as discussed below under the heading “Where You Can Find More Information.”

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents.

Information About Arqule, Inc.

     We are a biotechnology company engaged in the discovery and development of novel drugs for the treatment of cancer and inflammation.. We also provide chemistry services to collaborators and customers. In our drug discovery program, we use our technology platform to design new molecules focused on two therapeutic areas: oncology and inflammation.

     In the field of oncology, we are striving to discover and develop small-molecule cancer drugs based on a novel proprietary technology, the Activated Checkpoint TherapySM or ACTSM platform, designed to selectively kill cancer cells and preserve normal cells by restoring and activating cellular checkpoints known to be defective in cancerous conditions. We hope to develop anti-cancer therapeutics which will be better tolerated by patients than traditional chemotherapies and have broad-spectrum activity against multiple types of cancer. Based on ACTSM principles, we will seek to discover and develop therapies that are effective as stand-alone therapies or as agents combined with traditional chemotherapies. Currently, we are applying the ACTSM technology to multiple discovery programs targeted at various checkpoint pathways. On September 30, 2003, we announced the commencement of Phase 1 clinical trials of our lead compound in this area, ARQ 501.

     In inflammation, we are developing compounds for activity against the p38 MAP Kinase target. After optimizing lead compounds for inflammation, we advanced one compound, an Optimal Chemical Entity™ (OCE™) molecule designated ARQ 101, through preliminary toxicity testing in animal models. Based these preliminary results, we have commenced definitive toxicity studies for the compound in accordance with the FDA’s Good Laboratory Practices. ARQ 101 is our first GLP-toxicity candidate for which we have retained all rights.

     We also apply our expertise in the design, production, and evaluation of chemical compounds in our chemistry services business. We assist our collaborators and customers with their development programs by, for example, generating potential drug candidates, assessing the suitability of drug candidates and selecting the most promising candidates, all using high throughput, automated chemistry.

     ArQule now employs approximately 300 people, including 220 research scientists, and operates across three Massachusetts sites: Woburn (headquarters, discovery and development), Medford (lead generation), and Norwood (target identification and validation). Our principal executive offices are located at 19 Presidential Way, Woburn, MA 01801, where the phone number is 781-994-0300.

Risk Factors

     You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement before making an investment decision. An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous uncertainties. The risks and uncertainties described in the prospectus supplement are not the only ones we face. Other risks and uncertainties that we are unaware of or that we do not consider material at the time may impair our business, financial condition or results of operations. In any case, the value of our common stock, preferred stock or warrants could decline, and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements. See also “Special Note Regarding Forward-Looking Statements” in the table of contents.

Use of Proceeds

     We will use the net proceeds received from the sale of the securities for development of our drug discovery approach and potential product candidates, clinical trials, working capital and general corporate purposes, at the discretion of management.

Plan of Distribution

     We may sell the securities being offered by this prospectus separately or together through any of the following methods:

•	directly to purchasers;

•	through agents;

•	to or through one or more underwriters or dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; and

•	through a combination of any of these methods of sale.

     In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

     We may effect the distribution of the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

     We will describe the method of distribution of the securities in the applicable prospectus supplement.

     We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of his or her appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act of 1933 (the “Securities Act”).

     If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the prospectus supplement.

     If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

     We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

     Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

     To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time.

     To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

     No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

Description of Common Stock

Authorized and Outstanding Capital Stock

     As of December 5, 2003, we had 50,000,000 shares of common stock authorized, of which 28,079,609 shares were outstanding.

Listing

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ARQL.”

Dividends

     Our Board of Directors may authorize, and we may make, distributions to our common stockholders, subject to any restriction in our Amended and Restated Certificate of Incorporation and to those limitations prescribed by law. However, we have never paid cash dividends on our common stock or any other securities, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, for use in our business.

Fully Paid and Non-Assessable

     All shares of our outstanding common stock are fully paid and non-assessable. Any additional shares of common stock that we issue will be fully paid and non-assessable.

Voting Rights

     Each share of our common stock is entitled to one vote in each matter submitted to a vote at a meeting of stockholders including in all elections for directors; stockholders are not entitled to cumulative voting in the election for directors. Our stockholders may vote either in person or by proxy.

Preemptive and Other Rights

     Holders of our common stock have no preemptive rights and have no other rights to subscribe for additional securities of our company under Delaware law. Nor does the common stock have any conversion rights or rights of redemption. Upon liquidation, all holders of our common stock are entitled to participate pro rata in our assets available for distribution, subject to the rights of any class of preferred stock then outstanding.

Meetings; Stockholder Action by Written Consent

     Our By-Laws provide that we must hold an annual meeting of stockholders. Special meetings of our stockholders may be called at any time only by a majority of our Board of Directors or by our President.

     All actions must be taken at an annual or special meeting. Our Certificate of Incorporation provides that stockholders may not take action by written consent without a meeting.

Staggered Board of Directors

     Our Board of Directors is divided into three classes, the members of each of which serve for staggered three-year terms. Our stockholders may elect only one-third of the directors each year; therefore, it is more difficult for a third party to gain control of our Board of Directors than if our Board was not staggered.

Transfer Agent and Registrar

     American Stock Transfer & Trust Company is our transfer agent and registrar.

Description of Preferred Stock

     Our Amended and Restated Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 1,000,000 shares of preferred stock, in one or more classes or series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. We may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon. As of the date of this prospectus, we have 1,000,000 shares of preferred shares authorized, but no shares of preferred stock outstanding.

     The particular terms of any series of preferred stock being offered by us under this shelf registration statement will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

     The preferred stock will, when issued, be fully paid and non-assessable.

Description of Warrants

     We may issue warrants for the purchase of shares of our common stock or preferred stock. Warrants may be issued independently or together with the shares of common stock or preferred stock offered by any prospectus supplement to this prospectus and may be attached to or separate from such shares. Further terms of the warrants will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, terms and number of shares of common stock or preferred stock purchasable upon exercise of such warrants;

•	the designation and terms of the shares of common stock or preferred stock with which such warrants are issued and the number of such warrants issued with such shares;

•	the date on and after which such warrants and the related common stock or preferred stock will be separately transferable, including any limitations on ownership and transfer of such warrants;

•	the price at which each share of common stock or preferred stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax consequences; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Legal Matters

     Arnold & Porter has rendered an opinion that the securities offered hereby, when sold, will be legally issued, fully paid and non-assessable.

Experts

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in accounting and auditing. (SEC 2300.95)

     Any audited financial statements and schedules that are incorporated or that are deemed to be incorporated by reference into this prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing to the extent covered by consents of these accountants filed with the SEC.

Incorporation of Certain Documents by Reference

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

     This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC (File No. 0-21429) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

     1. Our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 31, 2003;

     2. Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003, filed with the Commission on May 15, 2003, August 8, 2003 and November 12, 2003, respectively;

     3. Our Current Reports on Form 8-K filed with the Commission on May 2, 2003, July 21, 2003, August 19, 2003 and September 17, 2003; and

     4. The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 25, 1996, including any amendment or report filed for the purpose of updating such description.

     You can obtain a copy of any or all of the documents, at no cost, by requesting them in writing, by email or by telephone at the following address:

Jean Devine
Director of Investor Relations
ArQule, Inc.
19 Presidential Way
Woburn, MA 01801
(781) 994-0300
jdevine@arqule.com

     See also “Where You Can Find More Information.”

Where You Can Find More Information

     We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

     In addition, any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at http://www.arqule.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.